EXHIBIT 23.3

Mega Ace Consultancy [India] Pvt. Ltd.

CONSENT OF MEGA ACE CONSULTANCY

We consent to the use in Amendment No. 3 to the Registration Statement on Form S-1 of India Global Capitalization, Inc. of references to information we prepared relating to the economic conditions in India after 1991, and to the reference to our Firm under the caption “Experts” in the Prospectus of India Global Capitalization, Inc.

/s/.D. K. Bhatia

Dr. D. K. Bhatia
Director (Research)
Mega Ace Consultancy

Mumbai, India
August 9, 2005

B 68 Mittal Tower, Nariman Point, Mumbai 400 021, INDIA. Tel.: +91 (22) 2281 2298, 2281 5126 Fax: +91 (22) 2281 2305 Visit us at: www.mega-ace.com